Exhibit 99.1

News Release

For more information contact:

Michael G. Potter

Chief Financial Officer

Lattice Semiconductor Corporation

503-268-8000

David Pasquale

Global IR Partners

914-337-8801

lscc@globalirpartners.com

LATTICE SEMICONDUCTOR UPDATES

GUIDANCE FOR THIRD QUARTER 2009

HILLSBORO, OR – September 10, 2009 – Lattice Semiconductor (NASDAQ: LSCC) today announced updated guidance for the third quarter ending October 3, 2009.

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Third quarter revenue is now expected to be approximately flat to up 3% sequentially. This upward revision compares to previous guidance that third quarter revenue would be minus 2% to plus 3% sequentially.

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Both original and revised revenue guidance includes the previously disclosed expected reduction in revenue of approximately $2.0 million due to transitioning certain distributors from the sell-in to the sell-through business model.

•	Gross margin percentage is expected to be approximately 52% to 54% of revenue, unchanged from prior guidance.

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Total operating expenses are now expected to be approximately $30.2 million, inclusive of $2.2 million of restructuring charges, compared to previous guidance of approximately $29.2 million, and $1.2 million, respectively. The expected $1.0 million increase in restructuring charges is related to an opportunity to consolidate additional office space in Silicon Valley.

No conference call will be held in conjunction with this guidance update. Additional information related to the third quarter will be available when the Company reports its third quarter 2009 results.

Forward-Looking Statements

The foregoing business update contains forward-looking statements. Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business, as well as such factors as the demand for our products, and our ability to supply products to customers in a timely manner.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include global economic uncertainty, overall semiconductor market conditions, our dependence on the communications end market, market acceptance and demand for our new and existing products, the restructuring of our distribution network, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of our auction rate securities, our ability to complete the proposed office space consolidation in a timely manner, and the other risks that are described herein and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management Solutions. For more information, visit www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design) and L (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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